UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2015

VAPOR HUB INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Nevada

 (State or other jurisdiction of incorporation)

000-55363	27-3191889
(Commission File Number)	(IRS Employer Identification No.)

1871 Tapo Street

Simi Valley, CA 93063

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code (805) 309-0530

N/A

 (Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

BofI Business Loan and Security Agreement

On November 3, 2015, Vapor Hub International Inc. (the “Company”) entered into a Business Loan and Security Agreement with BofI Federal Bank (the “Bank”).  Pursuant to the agreement, the Company borrowed $125,000 from the Bank and received net proceeds of $93,615.51 after deducting the repayment of $31,384.49 in full satisfaction of the Company’s remaining obligations under that certain Business Loan and Security Agreement entered into with the Bank on June 2, 2015.  The new loan is payable in 126 payments of $1,220.24 due each business day beginning on November 4, 2015, with the total repayment amount (subject to certain exceptions) being equal to $153,750.24 (the “Total Repayment Amount”).

The loan may be prepaid in whole by the Company at any time by paying the Bank an amount equal to the Total Repayment Amount (subject to certain fees) less (i) the amount of any loan payments made prior to such prepayment and (ii) the product of 0.25 and the aggregate amount of unpaid interest remaining on the loan as of the prepayment date.

The loan is secured by all personal property of the Company and is also personally guaranteed by Lori Winther, the Chief Financial Officer and a director of the Company, Kyle Winther, the Chief Executive Officer and a director of the Company, and Gary Perlingos, the President and a director of the Company.  If an event of default occurs under the agreement, all obligations owing by the Company to the Bank under the agreement will, at the Bank’s election, become immediately due and payable and the Bank may exercise its rights as a secured creditor.

Item 1.02

Termination of a Material Definitive Agreement

The information provide in response to Item 1.01 of this Current Report on form 8-K in relation to the repayment of the original Business Loan and Security Agreement with the Bank is incorporated by reference into this item 1.02.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provide in response to Item 1.01 of this Current Report on form 8-K is incorporated by reference into this item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAPOR HUB INTERNATIONAL INC.

Date:	November 9, 2015	By:	/s/ Lori Winther
Lori Winther
Chief Financial Officer

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